DROVERS BANCSHARES CORPORATION
                        ______________________________

                 30 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401





                               April 20, 1998

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Drovers Bancshares Corporation to be held, Friday, May 22, 1998, at
2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403.

The notice of meeting and Proxy Statement that appear on the following pages contain information about the matters which are to be considered at the meeting.

To ensure that your shares are represented at the Annual Meeting, please review the material and complete, sign, date and return promptly the proxy card in the enclosed envelope. Every shareholder's vote is important whether or not you are personally able to attend. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Company so your proxy will be superseded by any ballot that you submit during the meeting.

                              Sincerely,

                              /s/A. Richard Pugh

                              A. Richard Pugh
                              Chairman of the Board
                              and President

                        DROVERS BANCSHARES CORPORATION
                        ______________________________

               30 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401





                                  NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 22, 1998



TO THE SHAREHOLDERS OF DROVERS BANCSHARES CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of DROVERS BANCSHARES CORPORATION (the "Company") will be held on Friday, May 22, 1998, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York,
Pennsylvania, 17403, for the following purposes:

1. To elect four (4) Directors for a four-year term expiring in 2002 and until their successors are elected and qualified. The nominees of the Company's Board of Directors are named in the accompanying Proxy
Statement.

To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed April 3, 1998, as the record date for the meeting and only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the meeting. In order to assure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible. An envelope which requires no postage if mailed in the United States is enclosed for this purpose. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Company.

                                 By Order of the Board of Directors

                                 /s/George L.F. Guyer, Jr.

York, Pennsylvania               George L. F. Guyer, Jr.
April 20, 1998                   Secretary

                      DROVERS BANCSHARES CORPORATION
          Proxy Statement for the Annual Meeting of Shareholders
                       To be Held on May 22, 1998

                            INTRODUCTION

This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors of DROVERS BANCSHARES CORPORATION (the "Company"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, May 22, 1998, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403. The expense of soliciting proxies will be borne by the Company. In addition to the use of the mails, certain officers and other employees of the Company may solicit proxies personally or by telephone but will receive no special compensation for performing this service. The company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their expenses.

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only: (1) by giving written notice of revocation to George L. F.Guyer, Jr., Secretary, Drovers Bancshares corporation at 30 South George Street, York, Pennsylvania 17401; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Company; or (3) by voting in person after giving written notice to the Secretary of the Company.

This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Company on or about April 20, 1998.

Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the nominees named in the accompanying Proxy. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Company.

Only shareholders of record at the close of business on April 3, 1998, are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 2,965,641 common shares of the Company outstanding, each of which will entitle the holder thereof to one vote at the Annual Meeting. In the election of Directors, each shareholder, or his duly authorized proxy, will have the right to vote the number of shares owned by him for each of the four (4) Directors to be elected. There are no cumulative voting rights.

The Company's annual report for the year ended December 31, 1997, was previously mailed to shareholders of record. It is not to be regarded as proxy solicitation material.

               SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

There are no persons known to the Company who beneficially own more than five percent (5%) of the Company's outstanding common shares, except as disclosed in the following chart:

                                                            Percentage of
                                                             Outstanding
Name and Address                    Number of Shares        Common Stock
of Beneficial Owner                 Beneficially Owned 1       Owned

Gary A. Stewart                        94,382                   3.18%
  910 Upland Road, York, PA 17403

Robert H. Stewart, Jr.                 93,349                   3.14%
  RD #4, Spring Grove, PA 17362



1 Mr. Gary A. Stewart, Mr. Robert H. Stewart, Jr. and other members of the Stewart family have filed, as a group, a Schedule 13D, as amended, with the Securities and Exchange Commission. The Schedule 13D disclosed that, while no member of such group beneficially owns or has power to vote more than 5% of the Company's shares, as a group such persons may be deemed to beneficially own approximately 16.92 % of the Company's issued and outstanding shares.


                      ELECTION OF DIRECTORS

At the Annual Meeting, four (4) Directors of the Company are to be elected, each Director to hold office for four-year term expiring in 2002 and until his successor shall have been elected and qualified. Shares represented by properly executed Proxies in the accompanying form will be voted for the nominees named below unless authority to vote is withheld by instructions. The persons receiving a plurality of the votes cast will be elected as Directors. The Board has no reason to believe any of the nominees will be unable to serve as a Director. In the event that any of the nominees is unable to accept nomination or election, any Proxy given pursuant to this solicitation will be voted in favor of such other persons as the management of the Company may recommend. The following table provides information as of April 3, 1998, concerning the nominees and continuing Directors, including their principal occupations during the past five years. All of the nominees are presently members of the Board of Directors of the Company. Each Director of the Company also serves as a Director of the Company's wholly-owned bank subsidiary, The Drovers & Mechanics Bank (the "Bank").

Name and Principal                             Common Shares  Percent of
Occupation for Past                  Director  Beneficially   Total Shares
Five Years                      Age  Since 1   Owned 2        Outstanding

NOMINEES FOR A FOUR-YEAR TERM EXPIRING IN 2002:

Harlowe R. Prindle
President, York Auto Parts, Inc. 55   1982     17,296                *

Basil A. Shorb, III
President, Helm Coal Corporation 52   1993     70,318  3           2.37%
(Holding Company Providing
Management Services to Five
Wholly Owned Subsidiaries Engaged
in Steel Fabrication, Highway Sign
Manufacturing and Specialty
Construction)

Delaine A. Toerper               54   1995      1,050                *
Retired; formerly Executive Vice
President and Chief Operating
Officer of Tighe Industries, Inc.
(Manufacturers, Designers and Marketers
of Dance Costumes, Dance Apparel and
Gymnastic Apparel)

James S. Wisotzkey               44   1997      l,050                *
President and Chief Operating Officer
The Maple Press Company (Printer)


             INFORMATION REGARDING CONTINUING DIRECTORS

Name and Principal                       Common Shares        Percent of
Occupation for Past           Director   Beneficially         Total Shares
Five Years             Age    Since      Owned                Outstanding

TERMS EXPIRING IN 1999:

D. John Sparler 4       49     1984        9,061                   *
Investments; formerly President, Treasurer and Chief Operating Officer, Yorktowne
Paper Mills, Inc. (Paperboard and
Paperboard Products)

David C. McIntosh       69     1985       4,131 5                 *
President, MCD Technologies, Inc.
(Industrial Product Research); formerly
President, Market Access, Inc. until May 1994

Gary A. Stewart         50     1996      94,382  6              3.18%
Chairman & CEO, Stewart & March, Inc.
(General Contractors)

Name and Principal                             Common Shares  Percent of
Occupation for Past                  Director  Beneficially   Total Shares
Five Years                    Age    Since     Owned          Outstanding

TERMS EXPIRING IN 1999: (cont.)

George W. Hodges               47    1994       2,789 7            *
President, The Wolf Organization, Inc.
(Distributors of Lumber & Building
Supplies)

Name and Principal                             Common Shares  Percent of
Occupation for Past                  Director  Beneficially   Total Shares
Five Years                    Age    Since     Owned          Outstanding

TERMS EXPIRING IN 2000:

J. Samuel Gregory              67    1978      6,884              *
Chairman and CEO, AAA Southern
Pennsylvania (Insurance, Travel and
Member Services)

Daniel E. Hess                 66    1982      7,971              *
President, Hess Management, Inc.
(Management Consultant)

Herbert D. Lavetan             68    1979     84,390           2.85%
Director, Lavetan & Associates, Inc.
(Postal, Business and Communications
Services)

L. Doyle Ankrum                 69   1979      5,546 8            *
Retired

Robert H. Stewart, Jr.          58   1987     93,349 6         3.14%
President, York Building Products Co., Inc.
(Concrete Masonry Units, Crushed
Stone-Bituminous Concrete)

TERMS EXPIRING IN 2001:

Richard M. Linder               67    1976     11,161 9            *
Retired; formerly Chairman of the
Company and the Bank until March 1996

Frank Motter 10                 70    1975     30,478           1.03%
Chairman of the Board & President
Motter Printing Press Co. (Web-Fed
Printing Equipment)

Robert L. Myers, Jr.            69    1968     23,103 11           *
President, John H. Myers & Son, Inc.
(Lumber & Building Supplies)

A. Richard Pugh                 57    1990     39,704 12         1.33%
Chairman of the Board, President and
Chief Executive Officer of the Company
and the Bank; formerly President and
Chief Executive Officer of the Company
and the Bank until March 1996

Name and Principal                             Common Shares  Percent of
Occupation for Past                  Director  Beneficially   Total Shares
Five Years                      Age  Since     Owned          Outstanding

DIRECTOR EMERITUS:

Daniel J. Sparler               80    1963      38,592           1.30%
Retired; formerly Chairman & Chief
Executive Officer Yorktowne Paper
Mills, Inc. (Paperboard & Paperboard
Products)

All Directors and Executive Officers as a      546,809 13       18.43%
Group (23)

__________________________________________________________________________

*     Less than 1%
1     Includes period served as Director of the Bank.
2 Except as otherwise noted, the person listed possesses sole voting and investment power of shares voting and investment power with their spouse.
3 Includes 21,030 shares owned by his wife, 6,046 shares owned by his son for which he is custodian, 6,037 shares owned by his son for which his wife is custodian and 33,833 shares held by Helm Coal Company of which his wife is a partner sharing voting and investment authority.
4     D. John Sparler and Daniel J. Sparler are father and son.
5 Includes 465 shares held by him in nominee name and 108 shares held by his wife in nominee name.
6     See footnote number 1 under Share Ownership of Certain Beneficial
      Owners.
7     Includes 2,438 shares owned by his wife.
8     Includes 4,153 shares owned by his wife.
9 Includes 54 shares owned by his wife, 204 shares held by his wife in nominee name and 10,257 shares held by him in nominee name.
10 Mr. Motter is a director of York Water Company (a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934).
11 Includes 3,004 shares owned by his wife and 11,484 shares held by the Elsbeth M. Myers Trust, of which he is a trustee sharing investment and voting authority.
12 Includes 141 shares held by him in nominee name, 273 shares held jointly with his wife, 108 shares owned by his children for which he is custodian and 38,335 shares Mr. Pugh has the right to acquire (at present exercise price of $9.63 per share for 9,217 shares under options granted on December 19, 1990, $16.73 per share for 4,915 shares under options granted on November 23, 1994, $15.40 per share for 7,022 shares under options granted on May 22, 1995, $19.62 per share for 6,563 shares under options granted on April 15, 1996, $21.43 per share for 6,825 shares under options granted on April 23, 1997 and $37.50 per share for 3,793 shares under options granted on February 13, 1998 ), upon exercise of stock options granted pursuant to the Company's 1985 Incentive Stock Option Plan and 1995 Stock Option Plan.
13    Beneficial ownership is as of April 3, 1998.




ADDITIONAL INFORMATION

During 1997 the Boards of Directors of the Bank and the Company met 12 and 7 times, respectively. The Company has no committees. The Bank has Executive, Audit, Nominating and Personnel Committees. Other Committees are appointed as necessary to conduct the business of the Bank.

The Executive Committee, which met 12 times in 1997 during intervals between the meetings of the Board of Directors, may exercise the authority of the Board in the management of the Bank's business to the extent permitted by law. As of December 31, 1997, this committee's members were Richard M. Linder (Chairman), L. Doyle Ankrum, George W. Hodges, David C. McIntosh, Frank Motter, Robert L. Myers, Jr., Harlowe R. Prindle, A. Richard Pugh and Gary A. Stewart.

The Audit Committee, which met 4 times in 1997, is responsible for recommending to the Board a firm of independent certified public accountants to conduct an annual audit of the books and accounts of the company and its subsidiaries. The Board has adopted an Audit committee Charter that designates the responsibilities of the Audit Committee in the areas of financial reporting, corporate governance and internal control. As of December 31, 1997, this committee's members were L. Doyle Ankrum (Chairman), Daniel E. Hess, Herbert D. Lavetan, Basil A. Shorb, III, D. John Sparler, Robert H. Stewart, Jr., Delaine A. Toerper and James S. Wisotzkey.

The Nominating Committee is responsible for recommending candidates for Board membership. Shareholder nominations will be considered if made in writing and delivered to the Company's principal office not later than the seventh day on which the notice of meeting was mailed. Nominations must contain the same information about each candidate as is required to be contained in the Company's Proxy Statement about management's candidates, the name and address of the notifying shareholder and the number of shares of the Company owned by the notifying shareholder. The committee met 4 times in 1997. As of December 31, 1997, this committee's members were J. Samuel Gregory (Chairman), George W. Hodges, Herbert D. Lavetan, Frank Motter, A. Richard Pugh, Basil A. Shorb, III, D. John Sparler and Delaine
A. Toerper.

The Personnel Committee, which met 4 times in 1997, is responsible for serving in an advisory and consulting capacity to management in the development, implementation and/or assessment of personnel policies, employee benefit issues, organizational and succession planning and compensation and benefit programs. The committee reviews and recommends for Board approval the election of Vice Presidents and above, and compensation for Senior Vice Presidents and above. As of December 31, 1997, this committee's members were Robert L. Myers (Chairman), L. Doyle Ankrum, George W. Hodges, Frank Motter, Harlowe R. Prindle and A. Richard Pugh.

During 1997, all of the Directors of the Bank and of the Company attended at least 75% of the aggregate of all meetings of the respective Boards and committees on which they served.

                         EXECUTIVE COMPENSATION

Company officers, all of whom are also officers of the Bank, do not receive compensation from the Company. The following table shows information concerning the annual compensation paid by the Bank for services in all capacities to the Company and the Bank for the fiscal 9 years ended December 31, 1997, 1996 and 1995 of those persons who were, at December 31, 1997, Chairman, President and Chief Executive Officer and other executive officers of the Company or the Bank who received a total annual salary and bonus exceeding $100,000 in 1997.

                     SUMMARY COMPENSATION TABLE

                            Annual
                        Compensation

                                         Other
Name                                     Annual
And                                      Compen-
Principal                Salary   Bonus  sation
Position          Year    ($)      ($)     ($)1

A Richard Pugh    1997  210,000   56,224   -
Chairman,         1996  200,000   22,000   -
President & CEO   1995  175,000   17,500   -

Debra A. Goodling 1997  107,000   28,112   -
Executive Vice    1996   97,000   10,670   -
President         1995 4   -         -     -

Michael J. Groft  1997  107,000   28,112   -
Executive Vice    1996   97,000   10,670   -
President         1995 4   -         -     -


                       Long-Term
                      Compensation
                                                                  All
Name                                   Securities                 Other
And                     Restricted     Underlying     LTIP        Compen-
Principal               Stock Awards     Options      Payouts     sation
Position          Year     ($)           SARs (#)2      ($)         ($) 3

A Richard Pugh    1997      0             6,825          0           2,375
Chairman,         1996      0             6,563          0           2,250
President & CEO   1995      0             7,022          0           2,250

Debra A. Goodling 1997      0             2,730          0           1,409
Executive Vice    1996      0             3,019          0           1,014
President         1995 4    0               -            0              -

Michael J. Groft  1997      0             2,730          0             562
Executive Vice    1996      0             3,019          0             531
President         1995 4    0               -            0               -


1 Perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of total annual salary and bonus are excluded.
2 Includes effect of a 25% dividend in the form of a 5 for 4 stock split issued in August of 1996 and a 5% stock dividend issued in November of 1997.
3 Amounts shown represent contributions by the Bank to the Bank's Salary
  Deferral Plan, described in page 11 of this Proxy Statement.
4 No disclosure is made for these years because total annual salary plus bonus did not exceed $100,000.

         OPTIONS/SAR GRANTS AND EXERCISES AND FISCAL YEAR-END VALUES

Shown below is information with respect to options granted in 1997 pursuant to the Company's 1995 Stock Option Plan and unexercised options to purchase the Company's common stock granted in years prior to 1996 under the Company's 1985 Incentive Stock Option Plan to the named officers and held by them at December 31, 1997.

                 OPTION GRANTS IN LAST FISCAL YEAR

                           Individual Grants

                            Percent
              Number of     of Total
              Securities    Options/Sars  Exercise             Grant
              Underlying    Granted to    or           Expir-  Date
              Options/SARs  Employees in  Base Price   ation   Present
    Name      Granted       Fiscal Year   ($)Share      Date   Value ($)1

A. Richard Pugh   6,825       27%          $21.43     4/23/07   $36,036
Chairman,
President and CEO

Debra A. Goodling  2,730      11%          $21.43     4/23/07   $14,414
Executive Vice
President

Michael J. Groft   2,730      11%          $21.43     4/23/07   $14,414
Executive Vice
President

1 The Company uses the Black-Scholes Option Pricing Model to determine the grant date value. The grant date value of options granted in 1997 was $5.28 per option. The following assumptions were used: risk free interest rate of 6.9%; expected life of 9.0 years; expected volatility of 12.7%; expected dividends of 2.4%.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

                                   Number of                 Value of
                                   Securities              in-the-money
              Shares               Underlying              Options/SARs
              Acquired             Unexercised              at Fiscal
                 On       Value    Options/Sars at         Year-End ($)
             Exercise    Realized  Fiscal Year-End (#)      Exercisable/
    Name        (#)        ($)   Exercisable/Unexercisable 1 Unexercisable

A. Richard Pugh  0        0.00     31,129/3,413         $596,838/$45,050
Chairman,
President and CEO

Debra A. Goodling  0      0.00      8,176/1,365         $135,292/$18,013
Executive Vice
President

Michael J. Groft   0      0.00      8,176/1,365         $135,292/$18,013
Executive Vice
President


1 Includes effect of a 5% stock dividend paid in August of 1993, a 25% dividend in the form of a 5 for 4 stock split issued in September of 1994, a 7% stock dividend paid in November of 1995, 25% dividend in the form of a 5 for 4 stock split issued in August of 1996 and a 5% stock dividend issued in November of 1997.

Change in Control Agreements

The Company and the Bank have entered into an agreement with Mr. Pugh providing that in the event of the termination of Mr. Pugh's employment (other than for cause) with the Company or the Bank under certain circumstances following a change in control of the Company or the Bank, Mr. Pugh will be entitled to additional compensation. A "change in control" is defined to include an acquisition of 25% or more of the outstanding voting securities of the Company or the Bank; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 75% of the voting securities of the surviving corporation are owned by the former shareholders of the Company or the Bank, other than affiliates of any party to the merger or consolidation; a sale of substantially all of the assets of the Company or a change in a majority of the Directors of the Company or the Bank during any two-year period. The agreement provides for the payment of Mr. Pugh's full compensation for three years (subject to reduction by one-half of the amount of any base annual salary from any new employment); a lump sum payment of 40% of his annual salary at the time of termination; continuation of benefits for up to three years; continuation of benefits under the Supplemental Retirement Plan described under Pension Plan; and an acceleration of the right to exercise his current options under the Company's Stock Option Plans.

Pension Plan

The Bank maintains a qualified pension plan covering all full-time employees of the Bank who are at least 21 years of age and who have completed one year of service with the Bank. Participants become fully vested in the plan after 5 years of service. Each participant in the plan 12 is entitled to a monthly benefit commencing at the participant's normal retirement date, assuming the participant has attained at least 65 and has completed five years of participation, and continuing for life, with payments guaranteed for the first 120 months. Benefit amounts for a fully-vested participant equal 33% of the participant's average monthly pay if the participant has 15 or more years of service, plus .58% of average monthly pay in excess of the Social Security integration level as outlined in Table I Covered Compensation multiplied by years of service at normal retirement up to a maximum of 25 years. Average monthly pay is based upon the 5 plan years preceding the normal retirement date. The Bank's contributions to the pension plan are determined on an actuarial basis for all participants.

The following chart illustrates the estimated annual benefits payable upon retirement to persons in specified salary and service classifications, assuming retirement at age 65 during 1998. For this purpose, the Social Security integration level assumed is $31,128.

    FINAL AVERAGE           ANNUAL RETIREMENT BENEFIT FOR
    COMPENSATION              YEARS OF SERVICE INDICATED

                       15 YEARS          25 YEARS        35 YEARS
     $75,000           $28,567           $31,112         $31,112
     100,000            38,991            42,987          42,987
     125,000            49,417            54,862          54,862
     150,000            59,842            66,737          66,737
     175,000            64,012            71,486          71,486
     200,000            64,012            71,486          71,486
     225,000            64,012            71,486          71,486

The Omnibus Budget Reconciliation Act of 1993 (OBRA '93) has placed the limit on compensation which may be taken into account under a defined benefit plan reducing it from $235,840 in 1993 to $150,000 beginning in 1994. The new limit increases with inflation, not only when inflation permits a full $10,000 increase. As of 1997, this limit increased to $160,000. Only accruals after 1993 will be affected by the compensation limit.

As of January 1, 1998, A. Richard Pugh, Debra A. Goodling and Michael J. Groft were credited with 16 years, 21 years and 20 years of service, respectively.

The Bank adopted a Supplemental Pension Plan for Mr. Pugh on January 1, 1995. Pursuant to this Plan, Mr. Pugh will be entitled to receive payments, which, when added to his pension under the Bank's pension plan and primary Social Security amount, increase his pension benefits to 65% of his highest annual average compensation in three of his last five years as an employee of the Bank.

Salary Deferral Plan

The Bank has a Salary Deferral Plan ("Plan") for employees who have completed one year of service, attained the age of 21 and receive eligible credit for each year of service in which they complete at least 1,000 hours. Eligible employees are permitted to make, by means of payroll deductions, annual contributions up to the annual maximum of their gross compensation as determined from time to time by Internal Revenue Service regulations. These contributions constitute a salary reduction for Federal income tax purposes until distribution from the Plan. Beginning in 1998, the Bank will contribute an amount equal to 50% of the first 6% 13 of these contributions allocated to each participating employee in proportion to their contribution. The amount of contribution made by the Bank is fully vested in each participating employee. All contributions are invested in either a principal stabilization fund, fixed income fund or equity fund as directed by the participant. Investment earnings and Bank contributions are not subject to federal income tax until distributed to the participant. The benefits are generally payable following retirement, disability, death, hardship or termination of employment; however, in the event of a voluntary withdrawal for hardship, the amount is limited to the amount of voluntary employee contributions to date.
The Bank's matching contribution for the plan year 1997 to A. Richard Pugh, Debra A. Goodling and Michael J. Groft are included in the Summary compensation Table.

Compensation Committee Interlocks and Insider Participants. There are no interlocks between officers of the company and compensation committees and boards of directors of other companies with which the Directors of the company are affiliated. Likewise, the outside Directors on the Personnel Committee of the Bank have no interlocking relationships with Company executives.

                       REPORT ON EXECUTIVE COMPENSATION

The Company does not have a Compensation Committee. The Personnel Committee of the Bank, composed of outside Directors and Mr. A. Richard Pugh, conducts a full review each year of the executive compensation programs. The Committee is responsible for making recommendations to the Board with respect to the Bank's executive compensation programs. The executive compensation programs are designed to attract, retain and motivate the broad based executive talent required to achieve the company's business objectives and increase shareholder value. The Committee recommends to the board the compensation for the company's Chairman, Chief Executive Officer and President, A. Richard Pugh.
The counsel of Mr. Pugh is solicited by the Committee prior to the Committee's compensation recommendations to the Board for the other executive officers.

As the Bank has grown, the Committee's methods of determining executive compensation have evolved. In this regard, the element of corporate performance now supplements individual performance and compensation paid by similarly situated institutions as a factor in determining executive compensation. Corporate performance is used as the sole factor in determining annual incentive compensation and is also used, to a lesser degree, to establish base salaries for senior officers. In the area of annual incentive compensation, corporate performance is measured by a formula based on return on average equity. The Committee believes corporate performance is more appropriate than its stock price as a supplemental measure for determining executive compensation in terms of base salaries and annual incentive compensation. The Company's stock is fairly thinly traded with a limited number of market makers and thus the price of the Company's stock sometimes moves independently of the Company's performance and other market factors and therefore the Committee believes that short-term movements in its stock price are not necessarily indicative of the stock's value. However, in order to encourage management to pursue policies which will enhance long-term shareholder value, the Committee believes that the use of stock options is an effective long-term incentive compensation method. Thus, to the extent stock options are part of a particular executive's compensation package, the overall level of the executive's compensation is tied to the long-term performance of the Company's stock.
The Committee and management retained an employee benefit consultant in 1993 to further refine the process of determining executive compensation and, specifically, to take into consideration compensation packages at comparable institutions and corporate performance in the process. Utilizing the methodology developed by the consultant, the Committee reviews, on an annual basis, the data provided by specific surveys on competitive salary and the compensation practices of financial institutions of similar asset size (i.e. institutions of between $350 million and $825 million in asset size) nationally and particularly in the Mid-Atlantic region. During the past fiscal year, the Committee continued the recent trend of viewing executive compensation as a whole rather than focusing on individual elements. Thus, the Committee has attempted to design compensation packages for individual executive officers by using different components and weighing these components differently in individual cases.

The Bank's executive compensation program has three main components:

Base Salary. Base salaries for executive officers are determined by evaluating the responsibilities of the position, the experience of the individual, the financial results of the Company and by reference to the competitive marketplace. Base salary adjustments are considered by the Committee on an annual basis. Using the surveys mentioned above as a guide and based on the fact that the Company fits roughly in the middle of such marketplace in terms of asset size, the Committee uses average base salaries paid by companies in such marketplace to set an approximate range for the Company's base salaries, with seniority, individual performance and corporate performance determining actual base salaries. The base salary increases in 1997 over amounts determined in 1996 as a result of this process averaged approximately 8.0%, which included adjustments reflecting increases in responsibilities of several executive officers.
To arrive at the average annual increase of base salaries, the Committee considers the following three factors (i) the Committee conducts a survey of certain South Central Pennsylvania banks to determine the average increase in base salaries expected by such banks for the upcoming year;
(ii) the Company's employee benefit consultant provides an average annual increase of base salaries expected by banks of similar asset size on a national level; and (iii) the Committee determines the amount of increase which will be feasible in terms of the Company's budget.

In general, specific individual performance is weighted more heavily than corporate performance in determining base salaries of senior management. However, as responsibility increases, more emphasis is place on corporate performance in setting an individual's base salary. For this purpose, corporate performance is measured using a number of factors, such as achievement of various budget goals, growth of the institution and peer group comparisons.

Annual Incentive Compensation. The annual incentive compensation program was designed to support and promote the pursuit of the Bank's organizational objectives and financial goals as defined in the Company's strategic and financial plans. The program provides for the payment of an annual cash bonus and stock options to executive and certain key officers. The program is based on the Company's return on equity. Bonuses are only paid to executive officers if the targeted return on equity is achieved. In addition, other factors are considered, such as: most recent CAMELS rating; most recent CRA rating and the Company's leverage ratio. Assuming the target threshold is achieved, the bonus paid is determined by a percentage of net income and is allocated to each participant based upon a formula which considers level of responsibility and industry practices. 15
Long-Term Incentive Compensation. Long-term incentive compensation opportunities are available to executives in positions with significant responsibilities and impact on long-term performance. Long-term incentive compensation has been and is anticipated to be made available in the form of stock options under the Company's Stock Option Plans. The Personnel Committee believes that stock option grants are an effective way to align the interests of the Company's executives with its shareholders by making a portion of an optionee's compensation dependent upon the long-term performance of the Company's stock. In the past options had been granted only to the Company's two most senior executive officers. Beginning in 1996, options were granted to officers with the title Vice President and above. In determining the number of options granted in 1997, the Committee considered information available to it regarding options granted by other public companies, and in particular, banking institutions. The Committee has followed a policy to date of providing that only 50% of options granted are exercisable immediately. The Committee uses both objective and subjective methods of determining the amount of shares subject to future grants. Thus, it may consider such factors as the potential realizable value of particular options based on an assumed rate of appreciation in the price of the Company's stock, a desired level of ownership in the Company based on an assumed rate of appreciation in the price of the Company's stock, a desired level of ownership in the Company based on position in the Company, formula grants and individual performance. Stock option grants made to executive officers during fiscal year 1997 are included in Option Grant Table.

Chief Executive Officer Compensation. The Company and its Chief Executive Officer, A. Richard Pugh, have not entered into an employment agreement. Thus, the factors involved in establishing a compensation package for the Company's Chief Executive Officer are similar to those noted above for all executives. However, the value of his compensation is more closely tied to corporate performance and the long-term performance of the Company's stock. Specifically, the Chief Executive's compensation is determined as follows:

Base Salary. In the case of the Company's Chief Executive Officer, corporate performance is weighted more heavily than individual performance for purposes of determining base salary. Thus, in 1997 the Committee emphasized the Company's achievement of its corporate performance goals and the responsibilities of Mr. Pugh as Chairman of the Board and Chief Executive Officer. Mr. Pugh's year-end base salary for 1997 was $210,000 which reflects an approximate 5% increase in year-end base salary over 1996.

Annual Incentive Compensation. The Committee calculates Mr. Pugh's annual incentive compensation in accordance with the formula set forth above. Thus, Mr. Pugh receives such compensation only if the Company's return on equity and other criteria as set forth above are met. Mr. Pugh's annual incentive compensation earned in 1997 was $56,224.

Long-Term Incentive Compensation. Stock options are an important portion Of the Chief Executive Officer's overall compensation package, particularly given the policy-making function of such position. The Committee believes linking a portion of the Chief Executive Officer's compensation to the long-term performance of the Company's stock encourages such officer to pursue policies which enhance long-term shareholder value. In 1997, 1996 and 1995, Mr. Pugh received stock options to purchase 6,500, 5,000 shares and 5,000 shares, respectively. The stock options granted represented 27%, 26% and 20% of all stock options granted in 1997, 1996 and 1995, respectively.
  Personnel Committee:
      George W. Hodges, Chairman
      L. Doyle Ankrum
      Frank Motter
      Robert L. Myers, Jr.
      Harlowe R. Prindle
      A. Richard Pugh

                           PERFORMANCE GRAPH

The following graph compares the yearly change in the cumulative total shareholder return on the Company's common stock against the cumulative total return on the S& P 500 Stock Index and a Peer Group Index for the period of five fiscal years commencing January 1, 1993, and ended December 31, 1997. The shareholder return shown on the graph below is not necessarily indicative of future performance.





                           1992    1993    1994    1995    1996    1997
Drovers Bancshares Corp   100.00  128.46  134.53  165.44  183.89  321.98
Peer  Group Index         100.00  137.79  156.30  178.17  198.07  310.46
S&P 500 Index             100.00  110.02  111.51  153.26  188.36  251.12



The peer group for which information appears above includes the following companies: ACNB Corp., Bryn Mawr Bank Corporation, Citizens & Northern Corporation, CNB Financial Corporation, Community Banks, Inc., First West Chester Corporation, Franklin Financial Services Corp., Hanover Bancorp Inc., Heritage Bancorp, Inc., Keystone Heritage Group, Inc., Penn Security Bank & Trust Co., PennRock Financial Services Corp., Pioneer American Holding Company and Sterling Financial Corp. These companies were selected based on the following criteria: total assets between $350 million and $845 million; market capitalization greater than $40 million; and headquarters located in Pennsylvania.

Director Fees

Each Director of the Bank, who is not an employee of the Bank, received an annual retainer of $8,000 in 1997 as compensation for services as a Director and for attending meetings of the Board and committees of the Board accept for Josephine D. Appell, who retired in October, 1997. In March, 1997, James S. Wisotzkey became a Director. Ms. Appell and Mr. Wisotzkey received retainers of $6,666.67 and $6,000.00, respectively.
The Company pays no retainer.

Transactions with Management and Others

During 1997, some of the Directors and Executive Officers of the Company and of the Bank, members of their immediately families, and some of the companies with which they are associated, had banking transactions with the Bank in the ordinary course of the Bank's business and additional transactions may be expected to take place in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate dollar amount of related party loans on December 31, 1997, was $9,192,000. During 1997, $19,923,000 of new loans were made to related parties and repayments totaled $23,748,000.




Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC").
Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, if any, and written representations, if any, that no additional reports were required, the Company believes that during the year ended December 31, 1997, its Officers and Directors complied with all applicable Section 16(a) filing requirements.

              INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

For the year ended December 31, 1997, the Company engaged Stambaugh * Ness, P.C. independent certified public accountants. The Company has instituted a policy of appointing its independent public accountants through action of its Board of Directors. Representatives of the Company's independent public accountants do not routinely attend the Company's Annual Meetings and are not expected to attend the 1998 Annual Meeting.

                           OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than stated in the meeting notice. If any other matters should properly come before the meeting; however, the enclosed proxy confers discretion of the persons named therein to act on such matters.

Upon written request of any shareholder, a copy of the Company's report on Form 10-K for its fiscal year ended December 31, 1997, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities and Exchange Act of 1934, as amended, may be obtained without charge from the Company's Secretary, George L. F. Guyer, Jr., P.O. Box 2557, York, Pennsylvania 17405.

Shareholder Proposals for Next Annual Meeting

Any shareholder proposal for consideration at the Annual Meeting of Shareholders to be held in 1999 must be received by the Company at its principal offices, 30 South George Street, P.O. Box 2557, York,
Pennsylvania, 17405, no later than Friday, December 18, 1998, in order for it to be included in the Company's proxy materials. Submission by certified mail-return receipt requested is recommended.



                         By Order of the Board of Directors

                         /s/George L.F. Guyer, Jr.

                         George L. F. Guyer, Jr.
                         Secretary




REVOCABLE PROXY
DROVERS BANCSHARES CORPORATION
30 South George Street, York, Pennsylvania 17401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William H. Neff, Jr., and Timothy P. Ruth, and each or any of them, with power of substitution in each, as proxies to represent the undersigned at the annual meeting of Shareholders of Drovers Bancshares Corporation (the "Company") to be held at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania, 17403, on Friday, May 22, 1998, at 2:00 P.M., and at any adjournments or postponements thereof, and to vote the same number of shares, and as fully as the undersigned would be entitled to vote, if then personally present, upon any matter which may properly come before the meeting.

1.  ELECTION OF DIRECTORS TO SERVE FOR A FOUR (4) YEAR TERM:

FOR all nominees           WITHHOLD       For All Except


Harlowe R. Prindle, Basil A. Shorb, III, Delaine A. Toerper, James S.
Wisotzkey

Instruction: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.




THIS PROXY WHEN PROPERLY EXECUTIED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM1. THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date              Date
this proxy in the box below.



Shareholder sign above      Co-holder (if any) sign above


DROVERS BANCSHARES CORPORATION
30 South George Street, York, Pennsylvania 17401

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY